Exhibit 12.1


                                                   Hospitality Properties Trust
                                         Computation of Ratio of Earnings to Fixed Charges
                                               (in thousands, except ratio amounts)





                                    Nine Months Ended
                                      September 30,                                 Year Ended December 31,
                                -------------------------     -------------------------------------------------------------------
                                   2002           2001          2001          2000          1999           1998           1997
                                   ----           ----          ----          ----          ----           ----           ----

Net Income                        $103,466      $  94,790      $131,956      $126,271      $111,929        $87,982       $59,153
Fixed charges                       32,005         31,248        41,312        37,682        37,352         21,751        15,534
                                -----------    -----------    ----------    ----------    ----------     ----------    ----------
Adjusted earnings                 $135,471       $126,038      $173,268      $163,953      $149,281       $109,733       $74,687
                                ===========    ===========    ==========    ==========    ==========     ==========    ==========


Fixed Charges:
     Interest on indebtedness
     and amortization of
     deferred finance costs        $32,005        $31,248       $41,312       $37,682       $37,352        $21,751       $15,534
                                -----------    -----------    ----------    ----------    ----------     ----------    ----------

Total fixed charges                $32,005        $31,248       $41,312       $37,682       $37,352        $21,751       $15,534
                                ===========    ===========    ==========    ==========    ==========     ==========    ==========

Ratio of Earnings to Fixed
Charges                               4.23x          4.03x         4.19x         4.35x         4.00x          5.04x         4.81x
                                ===========    ===========    ==========    ==========    ==========     ==========    ==========